Exhibit 10.25A



                 AMENDMENT TO THE LONG TERM INCENTIVE CASH PLAN


In October 2003, the company's compensation committee approved the terms of a Long Term Incentive Cash Plan for its executive officers. The final plan was filed as an exhibit to the Company's Form 10-K/A filed on April 29, 2004. The plan provided for cash payments to each of the company's executive officers in the event that certain thresholds and target goals were met for the two year period ended December 31, 2004. On February 7, 2005, the compensation committee authorized the payment of awards earned under the plan. However, the committee determined that it is in the best interests of the company to pay half of each award value in cash and half in restricted stock of the company (based on the public trading price of $9.00 per share.) The stock will be subject to an agreement that will provide for three year vesting and other terms to be approved by the committee.